Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 33-5524 of Angelica Corporation on Form S-8 of our reports dated June 29, 2007, appearing in this Annual Report on Form 11-K of the Angelica Corporation Retirement Savings Plan for the year ended December 31, 2006.

/s/ RubinBrown LLP

St. Louis, Missouri
June 29, 2007